SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

BOWNE & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BOWNE
EMPOWERING YOUR INFORMATION.℠

THROUGH OUR **global presence, customer service** AND STANDARD-SETTING COMMITMENT TO **confidentiality** AND **integrity, our people** SERVE A DIVERSE AND EVER-EXPANDING CLIENT BASE WITH TECHNOLOGICALLY ADVANCED **document management** SOLUTIONS.

Bowne & Co., Inc.

[NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2002]

Proxy Statement

Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014

Robert M. Johnson Chairman and Chief Executive Officer
April 9, 2002

Dear Fellow Stockholder,

It is my pleasure to invite you to the Annual Meeting of Stockholders of Bowne & Co., Inc. on Thursday, May 30, 2002. Our meeting will begin at 10:00 A.M. (local time) in the ground floor exhibition hall of The Grolier Club, 47 East 60th Street in New York City. The Club’s doorman will gladly arrange for handicapped access on request. Because space is very limited, an admission ticket will be required, and on page 3 of the attached booklet we have outlined the simple procedure for obtaining one.

Last year, we presented a realistic view of the evolving future for our core transaction business and how critical it was for us to further enhance the nontransactional side of our print, business-process outsourcing and information management businesses. We also outlined our efforts to reposition Bowne to address that strategic need. Then we proceeded to endure a tough year in a very difficult economic climate. However, rather than dwell upon past adversity, we are instead focused on growth and opportunity — the theme of our Annual Meeting this year — because we did not put our performance-driving efforts on hold while the economy struggled. The realignment of our business, the cost-management steps we implemented, and the market leadership we maintained in financial print and established in our business-process outsourcing segments, have served to place us in a very strong position to capitalize on significant growth opportunities well into the future. Other members of senior management and I will explain this in more detail at the meeting.

The attached booklet tells you how to be represented at the Annual Meeting, either by using the Internet, telephone or the enclosed voting card even if you do not attend. For those unable to join us in person, we will webcast the proceedings live on the Internet. To participate in the webcast, you must register on-line by following the easy instructions we will post on our website (www.bowne.com) beginning May 23. Stockholders can also access our proxy statement, our annual report to stockholders and our Form 10-K report through the Internet. You may sign up for future Internet distribution by so indicating when you return your voting instructions for the Annual Meeting or when you register your vote by telephone or on the Internet.

Even if you cannot join us on May 30, your vote is important to Bowne. Whether you plan to attend or not, please return your signed voting instructions, or give us your instructions on the Internet or by telephone, so that your Bowne shares will be represented.

Cordially,

Bowne & Co., Inc.

345 Hudson Street
New York, New York 10014
(212) 924-5500

NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Thursday, May 30, 2002, beginning at 10:00 A.M. (local time), at The Grolier Club, 47 East 60th Street, New York, New York. A map of the area showing points of public transportation appears on page 29 of this booklet.

The purpose of the Annual Meeting is to elect three candidates to the Company’s Board of Directors. Your Current Board has nominated Robert M. Johnson, H. Marshall Schwarz and Wendell M. Smith for three-year terms.

The Board of Directors recommends that you vote IN FAVOR OF these three candidates.

The Company’s proxy statement for the Annual Meeting appears on the following pages. The proxy statement discusses the election of directors and contains other information about the Company. It also explains how you may vote at the meeting in person or by proxy, and how you may do so using the enclosed voting card, the telephone or the Internet. Stockholders may act on additional business if the action is proper under Delaware law.

Only stockholders listed on the Company’s records at the close of business on April 1, 2002 may vote directly. Those who hold shares in street name may vote through their brokers, banks or other nominees. In order to attend in person, you must request a ticket of admission when you vote.

April 9, 2002

By order of the Board of Directors,

Vice President, Associate General Counsel
and Corporate Secretary

Proposal to elect three directors
Your vote at the Annual Meeting
Information about the nominees and other directors
The Board and its committees
Report of the Audit Committee
Comparison of five-year cumulative return
Ownership of the common stock
Report on executive compensation by the Compensation Committee
Executive compensation
Contractual arrangements with executives
Other Information

PROXY STATEMENT

Proposal to elect three directors	2

Your vote at the Annual Meeting	3

Who may vote?	3

Tickets required	3

How to vote shares registered in your own name	3

How to vote shares held by a broker	4

How will the representatives vote for you?	4

How to revoke voting instructions	4

How do we count votes?	4

If you give no instructions	4

Who pays for this solicitation?	4

Other business at the meeting	4

About this proxy statement	5

Webcast of the meeting	5

Results of the voting	5

Information about the nominees and other directors	6

The Board and its committees	8

The Board of Directors	8

How directors are chosen	8

Committees of the Board	8

Compensation Committee interlocks and insider participation	9

Participation at meetings	9

Compensation of directors	9

Appointment of auditors	10

Report of the Audit Committee	11

Comparison of five-year cumulative return	12

Ownership of the common stock	14

Principal stockholders	14

Stock ownership of management	15

Report on executive compensation by the Compensation Committee	18

Executive compensation	22

Summary compensation table	22

Option grants in last fiscal year	24

Aggregated option exercises in last fiscal year and year-end option values	25

Long-term incentive plans — Awards in last fiscal year	25

Pension plans	27

Contractual arrangements with executives	28

Other Information	28

Proposals and nominations by stockholders	28

About Form 10-K	28

Directions to The Grolier Club	29

Proposal to elect three directors

The Board of Directors proposes the following three nominees for election as directors of the Company, and recommends that you vote IN FAVOR OF all three:

Robert M. Johnson
H. Marshall Schwarz
Wendell M. Smith

The Board urges you to give instructions to the Company’s representatives to vote on your behalf at the Annual Meeting. If you cannot attend, or you do not wish to vote by a written ballot at the meeting, these Company representatives will act in your place as your proxies, and they will cast your vote in the way you tell them to. The following pages explain how you can give your voting instructions to the Company representatives either using the Internet or over the telephone, or by mailing the printed voting instructions card you received with this booklet. If you choose the Company representatives to cast your vote, they will vote in favor of the three nominees listed above, unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares, which is larger than the numbers cast for competing candidates. You may vote for any or all of the three nominees, but you may not cast more than one vote for any one nominee. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each. The Board has nominated Robert M. Johnson, H. Marshall Schwarz and Wendell M. Smith to “Class III.” If they are elected, their terms will expire at the Company’s Annual Meeting in 2005. After the election of three directors at the meeting, there will be a total of nine members on the Board of Directors of the Company, evenly divided among the three classes.

The three nominees already serve as directors of the Company. They have consented to their nomination and agree to continue to serve if the stockholders reelect them at the meeting. On pages 6-7 of this booklet you will find biographies of all the current directors in alphabetical order. We have highlighted the three nominees in blue. For each director we have included his or her age on the date of the meeting and principal occupation during the last five years. Additional information about the Board of Directors itself and its standing committees begins on page 8 of this booklet.

Your vote at the Annual Meeting

Who may vote? The record date for the Annual Meeting was April 1, 2002. This means you are entitled to vote if our records show you held one or more shares of the Company’s common stock when business closed on that day. A total of 33,421,825 shares of common stock were outstanding and entitled to vote on the record date, and each share is entitled to one vote. The Company has no other voting securities. The voting instructions card enclosed with this booklet shows the number of shares you held, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders attend in person or appoint the Company representatives or other proxies to vote in their place. Stockholders entitled to vote just over half the number of shares outstanding on the record date (that is, at least 16,710,913 shares) will constitute the necessary quorum.

Tickets required. Because seating will be limited at the Annual Meeting, a stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of the Company at 345 Hudson Street, New York, New York 10014 or by e-mail to scott.spitzer@bowne.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership.

How to vote shares registered in your own name. If you owned common stock in your own name on the record date, then you are a holder of record and your shares are registered with the Company. This means you may use the voting instructions card enclosed with this booklet to tell the Company representatives how you want them to vote your shares. Be sure to sign, date and mail the card in the postage-paid envelope, which we sent with your card.

Or you may send your instructions by Internet or by telephone in the United States or by Internet if outside the United States. If you use the Internet or telephone, the Company will confirm that we have received your instructions. Whether you use the Internet or telephone, you will need the personalized control number we have printed on your voting card.

•	To vote by Internet, go to this special address on the Internet: https://www.proxyvotenow.com/bne After the prompt, enter the personalized control number from your voting card and then press “Enter.” Follow the on-screen instructions. When you finish, review your vote and print a copy if you wish. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any touch-tone telephone in the United States: 1-866-874-4877. After the prompt, enter the personalized control number from your voting card and then press the # sign. Follow the recorded audio instructions. When you finish, the recording will replay your vote for your review. If it is correct, register your vote at the audio prompt.

Participants in Bowne’s Direct Stock Purchase and Dividend Reinvestment Plan on the record date will have the same choice of ways to vote. The Company’s annual report describes that plan.

Stockholders who attend the Annual Meeting in person may vote by written ballot at that time. But even if you plan to attend, the Board still urges you to give your voting instructions to the Company representatives before the meeting in case your plans change. At the meeting you can change or revoke any instructions you gave previously.

How to vote shares held by a broker. If a broker, bank or other nominee holds common stock for your benefit, and the shares are not in your own name on the Company’s records, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and other material to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible. If you attend the meeting in person and want to vote shares held for you in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

How will the representatives vote for you? Whether you mail your instructions or send them by Internet or telephone, the Company representatives will vote your shares exactly as you tell them to. If you do not indicate how you want your shares voted, the Company representative will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we complete the agenda, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock in street name, they will normally ask for your instructions and vote your shares accordingly. If you give instructions to a broker, bank or nominee, they will tell the Company representatives to vote in the way you instruct.

How to revoke voting instructions. You may change or revoke your voting instructions at any time before the stockholders vote at the Annual Meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote. Of course, you may come to the Annual Meeting in person and vote your shares by written ballot at that time. If you want to vote in person, be sure to revoke in writing any voting instructions you gave before the meeting begins.

How do we count votes? Voting at the Annual Meeting will be confidential. The Bank of New York, the Company’s registrar and transfer agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares will count in determining whether we have the necessary quorum, even if you decide to abstain from voting or to vote against the proposal to elect directors. Likewise, shares represented at the meeting by a broker, bank or nominee will be counted in determining whether there is a quorum, regardless of whether you vote or abstain. But if a stockholder fails to vote or chooses to abstain from voting, his or her shares will not count as votes for or against the proposal. This means that the unvoted shares will not affect the outcome of the voting.

If you give no instructions. The New York Stock Exchange has determined that the proposal to elect directors is discretionary. This means that brokers, banks and other nominees will be able to vote stock they hold for you in street name even if you have not given instructions on the proposal. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of electing the three nominees.

Who pays for this solicitation? Bowne will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses.

Other business at the meeting. The Company does not know of any business to be presented at the Annual Meeting besides the proposal to elect three directors. However, if other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement. The Company’s management prepared this booklet and began sending it to stockholders on or about April 12, 2002. Bowne is participating in the U.S. Securities and Exchange Commission’s “plain English” initiative by offering Annual Meeting information to our stockholders in language that is easier to read and understand. In addition, we are making the proxy statement, annual report and Form 10-K available on-line at the Company’s website (www.bowne.com).

When you give us your voting instructions, you may also indicate whether you want to receive Company materials by means of the Internet in the future. Until the Company notifies you otherwise, enrolling to receive your documents by means of the Internet will not remove your name from our regular mailing lists.

Some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer of course to Bowne & Co., Inc., a Delaware corporation. The Company representatives are the two people (Robert M. Johnson and Scott L. Spitzer) chosen to vote in your place as your proxies at the Annual Meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting. Stockholders who are unable to attend the meeting in person may follow it live on the Internet. Beginning on May 23, 2002, the Company intends to post information on our website (www.bowne.com), about how this webcast will work. To participate, stockholders must register electronically before the meeting begins by following the on-line instructions.

Results of the voting. After the Annual Meeting, the results of the voting will be available on our website (www.bowne.com), together with a transcript of the meeting and an archive copy of the webcast.

Information about the nominees and other directors

Carl J. Crosetto (Age 53)
President of the Company since December 2000. Mr. Crosetto was Senior Vice President from May 1998, Executive Vice President from December 1998, and formerly President of a subsidiary, Bowne International L.L.C. He is also a director of Day International Inc. He was first elected to the Board in January 2000 as a Class II director and his term will expire in 2004.

Douglas B. Fox (Age 54)
Private investor. Previously he was Senior Vice President of Marketing and Strategy, Compaq Computer Corporation and Chief Marketing Officer and Senior Vice President of Marketing, International Paper Co. He was first elected as a Class II director in March 2001 and his term will expire in 2004.

Robert M. Johnson (Age 56)
Chairman of the Board and Chief Executive Officer of the Company since 1997. Previously he had been Chief Executive Officer of the Company from 1996. Mr. Johnson was first elected to the Board in 1996 as a Class III director. If reelected, his new term will expire in 2005.

H. Marshall Schwarz (Age 65)
Retired Chairman of the Board of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of The Charles Schwab Corporation and the Atlantic Mutual Companies. He was first elected to the Company’s Board in 1986 as a Class III director. If reelected, his new term will expire in 2005.

Wendell M. Smith (Age 67)
President of Polestar Ltd. Until 1997, Mr. Smith served as Chairman of the Board of Baldwin Technology Company, Inc. He was elected to the Company’s Board of Directors for the first time in 1992 as a Class III director. If reelected, his term will expire in 2005.

Lisa A. Stanley (Age 46)
Financial planning consultant, affiliated with Tax & Financial Group of Newport Beach, California. Ms. Stanley was elected to the Company’s Board of Directors in 1998 as a Class II director and her term will expire in 2004.

Vincent Tese (Age 59)
Cable television owner and operator. Also a director of Bear Stearns & Co., Inc., Allied Waste Industries, Inc., Custodial Trust Company, Cablevision, Inc., Lynch Interactive Corporation, Core/Xanboo, National Wireless Holdings, Inc., Orion Power Holdings, Inc., and Mack-Cali Realty Corp. Mr. Tese was first elected to the Company’s Board in 1996 and is a Class I director with his term expiring in 2003.

Harry Wallaesa (Age 51)
Private Investor. Previously he was President, Chief Operating Officer and a director of Safeguard Scientifics, Inc., Chairman of CompuCom Systems, Inc. and Chief Information Officer of Campbell Soup Company. Mr. Wallaesa was first elected to the Company’s Board in 1999, and his term as a Class I director will expire in 2003.

Richard M. West (Age 63)
Dean Emeritus, Stern School of Business, New York University. He is also a director of Vornado Realty Trust, Vornado Operating Co., Alexander’s Inc., and several mutual funds advised by Merrill Lynch Investment Management or its affiliates. First elected to the Board in 1994, he is a Class I director whose term will expire in 2003.

The Board and its committees

The Board of Directors. Periodically throughout the year, the Board of Directors and its standing committees meet to direct and oversee management of the Company. The Board held six meetings during 2001. In addition, the committees of the board met a total of fourteen times and took action without formal meetings when appropriate. Board members also share information and exchange views with the Chairman and with each other informally on matters that concern the Company and its stockholders.

How directors are chosen. The Board of Directors accepts recommendations of candidates for Board membership from stockholders, Company management, other Board members or any interested person. A stockholder who wants to recommend a candidate should write to Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, New York 10014. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 28 of this booklet.

Committees of the Board. The Board has four standing committees. Membership on these committees rotates periodically. The principal functions and current membership of each committee is as follows:

•	Executive Committee. The Executive Committee has many of the powers of the full Board in directing management of the Company and may exercise those powers between regular Board meetings. However, this committee may not amend the Company’s by-laws, fill vacancies on the Board, make other fundamental corporate changes or take actions which require a vote of the full Board under Delaware law. The Executive committee also oversees matters of corporate responsibility, which may involve interests other than those directly benefiting stockholders, such as the concerns of employees, customers and the public at large. From time to time the committee considers candidates for the Board of Directors including those recommended by stockholders. The current members of the Executive Committee are Mr. Schwarz (chairman), Mr. Johnson, Mr. Tese and Mr. West. In 2001, this committee met three times and took action four times by written consents in lieu of meetings.

•	Audit Committee. In addition to other functions described in a report by its current members on page 11 of this booklet, the Audit committee recommends independent public accountants to serve as the Company’s auditors and review the Company’s report on Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, the committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and other activities they perform for the Company. The Audit Committee also oversees internal financial controls and looks into other accounting matters if the need arises. The current members of the Audit Committee are Ms. Stanley (chairman), Mr. Fox, Mr. Schwarz and Mr. Wallaesa. The Audit Committee’s Charter was attached as an exhibit to the Company’s proxy statement for the 2001 Annual Meeting filed with the Securities and Exchange Commission. The committee met five times in 2001.

•	Finance Committee. The Finance Committee periodically reviews the financial reports and projections of the Company. In addition, this committee oversees investment policies and the performance of the various funds held in trust for the Company’s employee benefits plans. The current members of the Finance Committee are Mr. West (chairman), Mr. Fox, Mr. Smith and Ms. Stanley. The committee met three times in 2001.

•	Compensation Committee. The Compensation Committee reviews base salaries, bonuses and incentive compensation for officers of the Company and other members of senior management. This committee administers compensation programs, which involve present or deferred awards of the common stock, as well as those calling for cash payments. The Compensation Committee reviews any newly proposed compensation plans, while overseeing the administration of existing retirement, profit-sharing and other employee benefits plans for the Company’s employees. Before significant changes affecting employees go into effect, the committee normally asks the full Board of Directors to approve those changes. The current members of the Compensation Committee are Mr. Tese (chairman), Mr. Smith and Mr. Wallaesa. The committee met three times in 2001.

Compensation Committee interlocks and insider participation. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2001.

Participation at meetings. During 2001, with one exception, each member of the Board of Directors participated in at least 75% of the Board and committee meetings which he or she was entitled to attend. Mr. Wallaesa participated in 71% of his meetings due to other commitments.

Compensation of directors. Directors who are employees of the Company (currently Mr. Johnson and Mr. Crosetto) receive no fees for Board and committee service. On the other hand, each non-employee director receives a $25,000 annual retainer payable in quarterly installments following each fiscal quarter. Non-employee members of the Executive Committee receive an additional retainer of $5,000 per year, or $6,000 in the case of the chairman of that committee. Members of the other committees do not receive an additional retainer. Directors who are not employees also receive a fee of $1,000 for each Board meeting attended. Members of the standing committees, including the Executive Committee, receive $750 for each committee meeting they attend, while the chairmen of those committees receive $1,250 for meetings at which they preside. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

The Company encourages its Board members to hold substantial equity interests by requiring each director to defer at least one half of his or her annual Board retainer and by permitting each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. Directors may choose either non-qualified stock options or deferred stock units in place of cash, as long as they notify the Company of their choice before the year begins. All but two directors currently make voluntary deferrals of some or all of their compensation. The Stock Plan for Directors, first adopted in 1997, governs these tax-free deferrals of compensation.

Deferred stock units represent the right to receive a like number of shares of common stock at a future date, subject to distribution rules. They earn the equivalent of the Company’s cash dividends, which we invest in more deferred stock units, but they do not confer voting rights. The Company further encourages deferral by adding a 20% match to any Board and committee compensation that a director voluntarily defers, other than the half of the annual Board retainer which he or she must defer. The market value of the Company’s stock on the date when a particular retainer payment or attendance fee accrues is the rate the Company uses in converting Board compensation into deferred stock units. When a non-employee director retires from the Board, the Company will issue him or her shares from the corporate treasury equal in number to the deferred stock units accrued through the retirement date. The Company normally distributes these shares in two installments within fifteen months following the director’s retirement.

A director may choose to convert Board compensation into stock options, rather than receiving it as cash or deferred stock units. In that case, the fair market value of the Company’s common stock on the first trading day of the year will determine the rate for the conversion, and the dollar figure to which the Company applies this conversion rate will be three times the amount of compensation the director wants to defer, after adding the Company’s 20% match mentioned earlier, to the extent that a particular deferral is voluntary. The Company believes that multiplication by three adjusts appropriately for variability in the market value of the stock and the fact that a payment is required to exercise the option. The Company will then formally grant the resulting number of options to the director as of the last trading day of the year. These options become exercisable on the first anniversary of the formal grant, subject to customary vesting rules, and expire on the tenth anniversary. If the director later exercises his or her options by paying the fixed exercise price, the Company will issue the resulting common stock from the corporate treasury.

As a further measure to increase equity participation by the Board and better align the directors’ interests with those of other stockholders, a new non-employee director who joins the Board receives an award of deferred stock units equivalent in market value to the annual retainer for Board membership. This one-time award will vest over the director’s first four years of Board service, and the Company will then issue the corresponding common stock when the director retires.

Each non-employee director may also receive an annual award of non-qualified stock options allowing him or her to buy shares from the corporate treasury at the market value on the date of the award. If a director terminates service due to death, disability or retirement, these options will be exercisable for three months after termination, and then only to the extent they could be exercised at the time of termination. These post-termination exercise periods never extend the expiration date past the tenth anniversary of the grant date. The Board intends to base any option awards in 2002 and future years on periodic reviews of overall Board compensation in consultation with professional compensation advisors.

Finally, the Company has a Matching Gifts Program for non-employee directors. Under this program, the Company matches a director’s qualified charitable contributions up to $5,000 each year. The Company also reimburses reasonable travel expenses, which its directors incur in attending Board and committee meetings.

Appointment of auditors. On March 27, 2002, the Board of Directors ratified the Audit Committee’s selection of the independent accounting firm of KPMG LLP to be auditors of the Company for the current fiscal year, ending December 31, 2002. KPMG has served as the Company’s auditors since 1998 and is independent with respect to the Company and its subsidiaries. They audit the Company’s financial statements and provide other professional services requested by the Company from time to time. During the past year, KPMG’s services included:

•	Examining the consolidated financial statements which appear in the Company’s annual report on Form 10-K for the year ending December 31, 2001

•	Reviewing federal and state tax returns prepared by the Company for itself and its subsidiaries

•	Reviewing the financial statements of the Company’s employee benefits plans and providing tax services relating to those plans

•	Providing internal audit consulting service on special projects

•	Meeting periodically with the Audit Committee of the Board of Directors

•	Consulting on miscellaneous accounting, tax and other professional matters when requested.

Fees paid to KPMG for the year ending December 31, 2001 are set forth below:

Audit Fees. KPMG’s fees for our 2001 annual audit and review of interim financial statements were $1,030,000.

Financial Information Systems Design and Implementation Fees. KPMG did not render any professional services to us in 2001 with respect to financial information systems design and implementation.

All Other Fees. KPMG’s fees for all other professional services rendered to us during 2001 were $695,923.

Representatives of KPMG will attend the Annual Meeting on May 30, 2002. They will have an opportunity to make a statement if they choose to do so, and to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility to relevant constituencies, including stockholders and potential stockholders of the Company, regarding internal controls, corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. The Committee also maintains free and open communication among the Board, the Company’s financial management, including its Chief Financial Officer, and its independent public accountants, KPMG LLP. Company management has primary responsibility for the financial statements and for the reporting process. The Company’s auditors, on the other hand, are responsible for expressing an opinion on conformity of the audited financial statements to generally accepted accounting principles. It is the Committee’s responsibility to monitor and oversee these processes.

We have determined that each member of the Committee is an “independent director” as defined in the Listing Standards of the New York Stock Exchange and that the Committee is a “qualified audit committee” as defined in the Exchange’s Corporate Governance Standards. In May 2000, the Board of Directors adopted a formal charter for the Committee.

Pursuant to its formal charter, the Committee has carried out its responsibilities by reviewing and discussing the audited financial statements for fiscal 2001 both with the Company’s auditors and with management, and has also examined with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committee,” as amended). In addition, the Committee has received from the auditors the letter and written disclosures respecting fiscal 2001, which are required by independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with them their independence from the Company and its management. Furthermore, the Committee has considered whether the auditors’ non-audit services to the Company are compatible with auditor independence.

Based upon our reviews and discussions referred to above, the Committee recommended today to the Board of Directors, and the Board agreed, that the audited financial statements for fiscal 2001 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

This report by the Committee is not to be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the Audit Committee, submit this report to the Company’s stockholders as of March 20, 2002.

Lisa A. Stanley, Chairman
Douglas B. Fox
H. Marshall Schwarz
Harry Wallaesa

Comparison of five-year cumulative return

The graph on the facing page shows yearly changes in the total return on investment in Bowne common stock on a cumulative basis for the Company’s last five fiscal years. The graph also compares two other measures of performance: total return on the Standard & Poor’s 500 Index, and total return on the Standard & Poor’s Services (Commercial & Consumer) Index. For convenience, we refer to these two comparison measures as “S&P 500” and “S&P Services Index”, respectively.

The Company chose the S&P 500 because it is a broad index of the equity markets. We chose the S&P Services Index as our own peer group because it represents the capital-weighted performance results of companies in specialized commercial consumer services. The S&P 500 includes the companies represented in the S&P Services Index.

We calculated yearly change in Bowne’s return in the same way that both the S&P 500 and the S&P Services Index calculate change. In each case, we assumed an initial investment of $100 on December 31, 1996. In order to measure the cumulative yearly change in that investment over the next five years, we first calculated the difference between, on one hand, the price per share of the respective securities on December 31, 1996 and, on the other hand, the price per share at the end of each succeeding fiscal year. Throughout the five years we assumed that all dividends paid were reinvested into the same securities. Finally, we turned the result into a percentage of change by dividing that result by the difference between the price per share on December 31, 1996 and the price per share at the end of each later fiscal year.

Comparison of five-year cumulative return

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Bowne & Co., Inc.	100.00	174.14	156.51	120.09	96.06	118.63
S&P 500	100.00	144.48	185.77	224.86	204.39	180.10
S&P (Commercial & Consumer) Services Index — 500	100.00	127.67	104.72	99.79	64.27	87.87

Ownership of the common stock

Principal stockholders. The Company does not know of any individual who is the beneficial owner of more than 5% of the common stock that was outstanding on the record date for the Annual Meeting. The only institutional investors known to have held more than 5% on that date are set forth in the following table which shows each firm’s percentage of shares actually outstanding on the record date. We took this information from the most recent reports on Schedule 13G, as filed with the Securities and Exchange Commission as of March 25, 2002.

		Number of	Percent of	Voting
Stockholder	Address	shares	outstanding	authority

Dimensional Fund Advisors Inc.(1)	1299 Ocean Avenue Santa Monica, CA 90401	2,496,932	7.5%	sole voting and dispositive power

Sterling Capital Management LLC(2)	301 S. College Street Charlotte, NC 28202	2,199,025	6.6%	shared voting and dispositive power

Bowne Employees’ Stock Purchase Plan and Global Employee Stock Purchase Plan(3)	345 Hudson Street New York, NY 10014	1,964,541	5.9%	sole voting and dispositive power

Royce & Associates, Inc.(4)	1414 Avenue of the Americas New York, NY 10019	1,781,000	5.3%	sole voting and dispositive power

Barclay Global Investors, N.A.(5)	45 Freemont Street San Francisco, CA 94015	1,698,073	5.1%	sole voting and dispositive power

Notes:

(1) Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor and serves as an investment manager to certain funds. The number shown in the Number of shares column represents the total number of shares of the Company’s common stock owned by the funds, which are advisory clients of Dimensional. Dimensional possesses voting and/or investment power for the shares of common stock of the Company owned by the funds.

(2) Sterling Capital Management LLC (“Sterling”) is an investment advisor. The clients of Sterling have the right to receive the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s common stock. The number shown in the Number of shares column represents the total number of shares of common stock of the Company held by clients of Sterling and its affiliates.

(3) The number shown in the Number of shares column reflect 1,906,541 shares of the Company’s common stock, or 5.7% held by the Bowne Employees’ Stock Purchase Plan (“Bowne Plan”) and 58,000 shares of the Company’s common stock, or 0.2% held by the Global Employee Stock Purchase Plan (“Global Plan”). The Bowne Employees’ Stock Purchase Plan is a plan sponsored by the Company in which eligible employees make contributions through payroll deductions. The contributions are placed in an account held in trust by the plan trustees and invested in shares of the Company’s common stock. The Company makes contributions based on the amount the employee contributes with vesting of the Company contribution generally based on the employee’s years of credited service. The plan administrator for the Bowne Plan is a committee appointed by the Board of Directors of the Company. The Global Plan is a stock purchase plan generally similar to the Bowne Plan for employees of certain subsidiaries and affiliates of the Company outside of the United States. The plan administrator for the Global Plan is a committee appointed by the Board of Directors of the Company. Each plan participant has the right to direct how the shares of the Company’s common stock allocated to his or her account are voted by the plan trustee.

(4) Royce & Associates, Inc. is an investment advisor.

(5) Barclays Global Investors, N.A. is a bank. The number shown in the Number of shares column represents the total number of shares of common stock of the Company held by it and its affiliates.

Stock ownership of management. The table shows the number of shares of common stock which each member of the Board of Directors owned beneficially on the record date for the Annual Meeting, including the three current nominees for election to the Board. The table also shows how many shares the Company’s five most highly compensated senior executives owned beneficially on the record date, as well as the aggregate number of shares owned beneficially by 18 directors and corporate officers as a group including the five highest. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable within sixty days after the record date, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the following table other than Robert M. Johnson beneficially owned more than 1% of the common stock outstanding on the record date. The number of shares shown for all directors and officers as a group would represent 5.2% of the Company’s outstanding shares if all exercisable stock options and all deferred stock units held by such directors and officers were already exercised or converted as described in notes (1) and (14) in the following table.

Stock ownership of management	Number of shares and nature of
Name or group	beneficial ownership(1)

C. Cody Colquitt	36,177	(2)
Carl J. Crosetto	269,165	(3)
Douglas B. Fox	19,965	(4)
Robert M. Johnson	627,616	(5)
Philip E. Kucera	77,456	(6)
H. Marshall Schwarz	33,351	(7)
Wendell M. Smith	15,446	(8)
Lisa A. Stanley	201,226	(9)
Vincent Tese	28,005	(10)
Duncan P. Varty	98,386	(11)
Harry Wallaesa	23,399	(12)
Richard R. West	53,097	(13)
All directors and corporate officers as a group	1,749,100	(14)

Notes:

(1) The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of beneficial ownership:

•	Shares of common stock beneficially owned out-right on the record date, either on the records of the Company or in street name,

•	Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date,

•	Shares owned indirectly through the Employees’ Stock Purchase Plan, determined from the latest quarterly calculation of account balances under that plan,

•	Deferred stock units awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan, and

•	Deferred stock units credited to individual non-employee directors under the Stock Plan for Directors, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of that plan, as well as units resulting from the one-time award made to each director elected after that plan went into effect in 1997.

The table assumes that all deferred stock units are fully distributed and may be converted into common stock within 60 days after the record date, and that cash dividends payable on deferred stock units through the record date have been reinvested in additional shares.

(2) Includes 2,200 shares owned, options to purchase 23,000 shares, 9,581 deferred stock units, and 1,396 shares held in the Employees’ Stock Purchase Plan.

(3) Includes options to purchase 207,750 shares, 59,692 deferred stock units, and 1,723 shares in the Employees’ Stock Purchase Plan.

(4) Includes options to purchase 17,494 shares, and 2,471 deferred stock units under the Stock Plan for Directors.

(5) Includes 53,334 shares owned, options to purchase 414,400 shares, 157,282 deferred stock units, and 2,600 shares held in the Employees’ Stock Purchase Plan.

(6) Includes options to purchase 56,900 shares, and 20,556 deferred stock units.

(7) Includes 2,000 shares owned, options to purchase 20,953 shares, and 10,398 deferred stock units under the Stock Plan for Directors.

(8) Includes 200 shares owned indirectly, options to purchase 10,040 shares, and 5,206 deferred stock units under the Stock Plan for Directors.

(9) Includes 190,022 shares owned, options to purchase 6,500 shares, and 4,704 deferred stock units under the Stock Plan for Directors.

(10) Includes options to purchase 19,388 shares, and 8,617 deferred stock units under the Stock Plan for Directors.

(11) Includes 72,450 options to purchase shares, and 25,936 deferred stock units.

(12) Includes options to purchase 16,877 shares, and 6,522 deferred stock units under the Stock Plan for Directors.

(13) Includes 22,000 shares owned, options to purchase 20,170 shares, and 10,927 deferred stock units under the Stock Plan for Directors.

(14) This group consists of 18 individuals. The shares reported in the table for the group include 3,238 shares owned by four corporate officers not named in the table, together with options to purchase 203,300 shares, 55,651 deferred stock units, and 3,622 shares held in the Employees’ Stock Purchase Plan for the benefit of six corporate officers not named in the table.

Report on executive compensation by the Compensation Committee

General evaluation of compensation. Each year, the Compensation Committee of the Board of Directors reviews all material components of compensation paid to the Company’s senior executives and major business unit managers. The Committee ensures that a substantial portion of the compensation potential of each individual under our review is based on the Company’s financial performance, because we firmly believe that aligning each executive’s interest with those of our shareholders best serves both the immediate and the long-range benefits of the stockholders and the Company.

In addition, the Committee periodically reviews the Company’s compensation programs in general, especially with regard to their effectiveness in promoting corporate performance and in realizing business strategies. Whenever called for, the Compensation Committee also proposes modifications to the formal plans which determine the various components of compensation. Our decisions are subject to approval of the full Board of Directors, and this year the Board ratified all our actions including our determination of the specific amounts and forms of compensation reported in the Company’s proxy statement.

We met in December of 2000, twice during 2001 and again in March 2002 to determine the incentive awards and to fix the appropriate levels for other forms of compensation. This year we took 17 key employees under our direct review, including the Chief Executive Officer (“CEO”) and the other individuals named in the summary compensation table in the proxy statement.

The compensation received by each executive we reviewed for fiscal 2001 was an aggregate of: annual base salary fixed before the year began; an annual bonus and a long-term incentive award both of which are payable in the form of cash or deferred stock equivalents, or both; and stock options. With the exception of the CEO, all determinations of individual compensation began with proposals made by the CEO before the year began, which he based on advice from the executive compensation consultants retained by the Company and from the Company’s own human resource professionals.

Compensation Benchmark study. As in prior years, the Company engaged the services of a leading consulting firm that specializes in executive compensation to provide the Committee with comparable market data for total compensation and each significant component of compensation. This study drew on confidential, non-public information which they had gathered as well as on published data of corresponding salaries, incentive awards and stock options at peer companies. The peer companies the consultants used were not identical to the peer group represented by the index referred to in the proxy statement under the heading “Comparison of five-year cumulative return,” although certain companies are found in both groups.

Although we did review peer companies generally viewed as comparable in size and industry, we also believe that the retention of well-qualified executives, especially those in positions with functional areas of responsibility, often require that the Company’s compensation must be competitive with employers across a wide spectrum of industries which may not be necessarily peers of the Company. Therefore in evaluating all components of total compensation, the Committee also considered factors other than peer studies by our consultants. We took the Company’s overall financial performance into account as well as the performance of its individual business units. We consulted published data on professional compensation generally and we factored in our own subjective perception of the contributions each individual under review made to the Company during the year and, in the case of managers of specific business units, the individual’s contributions to those respective units.

Finally, the Committee applied long-standing Company policies which are designed to attract and retain superior executive talent; to provide incentives and rewards for executives who contribute to the Company’s success; and to link executive compensation with both corporate performance and the creation of long-term shareholder value. The Committee’s objective for 2001 and prior years was to maintain base salary and total compensation levels consistent with the Company’s leadership position in several highly specialized business areas. Generally, the total compensation for each executive we reviewed was targeted at the 50th to 75th percentiles of the comparable market. Because total compensation includes base salary, annual bonus, long-term incentive, and stock options, we assess the combined value of these components, and determine the respective amounts of the components, with the aim that the sum of the components (at target levels) will place total targeted compensation in the desired range.

Base salaries. Due to the softening financial outlook and the planned cost reduction initiative for fiscal 2001 and based on recommendations from the CEO, the base salaries of the majority of the executives reviewed by the Committee were not increased and remained at the fiscal 2000 level. Of the six executives receiving increases in their base salary in recognition of a promotion or a significant increase in responsibilities, three were named as proxy officers. In addition, for 2002, the Committee decided not to increase the base salaries of the executives for a second consecutive year. Only one of the executives received an increase related to an increase in his responsibilities.

Annual Bonuses. In March 2002, the Committee reviewed bonuses with respect to 2001 in accordance with the terms of the Company’s annual bonus program and the attainment of financial and individual goals established at the Committee’s meeting in 2001.

2001 was a unique year in both the financial markets performance and the economic environment. Despite the achievement of the majority of the Company’s strategic objectives such as: cost reductions and operating efficiencies; successful application of new technologies; further integration of new businesses and new client services offerings; and better internal coordination among business units, the Company’s overall corporate financial threshold performance level specified under the annual bonus program was not attained. As a result, no annual bonuses were awarded to the executives, with the exception of three individuals none of whom are named executives listed in the Summary Compensation Table.

All three of these individuals received all or a portion of their annual bonus based on attainment of all or a portion of their business unit’s financial objectives. In one case, the business unit attained the maximum of the range of financial performance and this individual received an annual bonus award over the target annual bonus.

Long-Term Incentive Plan. Another component of total compensation is the long-term incentive plan. This plan encourages and rewards improvements in targeted measures of long-term performance. Specifically, the measurements the Committee focused on in 2001 were the reduction of sales collection periods and the increase of free cash flow return on average invested capital, measured on a three-year rolling average basis. Certain of the business units attained or exceeded their targets while other business units did not reach the minimum performance threshold. Therefore the actual awards earned by the individual executives vary from 26.9% to 140% of the targets we established at the beginning of the year. The Corporate executives reported in the summary compensation table attained 86% of the target award. Because of the Company’s overall financial results for 2001, the Committee required that all of the long-term incentive awards for 2001 be paid in deferred stock units, which will be eligible for distribution in 2003.

Under the terms of the long-term incentive plan, all awards converted into deferred stock units are matched by the Company with an additional 20% in the form of additional deferred stock units. These deferred stock units are held until the executive terminates employment, or for shares that the executive voluntarily elects to defer, he or she may elect a deferral period equal to a set number of years, not less than 2 years. All deferred stock units are issued as common stock at the rate of one share for each unit.

Stock Options. The Committee recommended that the Board award options to purchase the Company’s common stock to executives under its review, including the CEO and the other executives named in the summary compensation table. A significant equity position in the Company, we believe, not only rewards sustained efforts by an executive but also focuses those efforts upon enhancing shareholder value. Initially, the CEO suggested specific numbers of options for the executives under review other than himself, based in each case on the individual’s personal achievements, as well as the CEO’s subjective view of that individual’s opportunity for contribution to the overall performance of the Company.

The options granted in 2001 to individuals named in the table will become exercisable in installments over a two-year period following the grant, thus helping to secure continued service from the grantees. The options are exercisable within seven years. Options which are not exercised within the seven-year period are forfeited. We granted options to the named executives at the maximum level permitted by previously established guidelines for each employment position, because most of the options granted to the same individuals in previous years were “under water” and therefore no longer provided the level of incentive we had intended when we granted them originally. Options to the executives named in the Summary Compensation Table, including the CEO, represented 26% of all the options granted in 2001. In determining the amount of options granted as a component of total compensation, we consider the cash value of options under accepted valuation methodologies.

In addition, in accordance with past compensation practices, the Company grants stock options to a larger group of key employees every other year. 2001 being such a year, the Committee awarded grants to 344 of the Company’s key employees. The same vesting period, expiration terms and grant price apply to the grants to key employees as the grants made to the executives under review by the Committee. The Committee believes that such grants are a valuable tool to attract and retain key employees.

The Committee changed its practice under the 1999 Incentive Compensation Plan and the 2000 Stock Incentive Plan for the 2001 options and all future grants under those plans. The changed practice provides that an employee who terminates employment due to death or permanent and total disability will immediately be 100% vested in the options. The changed practice also provides that the options awarded to employees who subsequently retire from the Company will continue to vest on the same schedule as set forth in the option grant until all of the outstanding options are vested. The exercise period will be extended from 90 days to one year from the date of termination due to retirement, death, disability or date the options vest after retirement.

Other Benefits. We provide a variety of employment benefits in order to be competitive in attracting and retaining talented executives. Among the more important are retirement benefits provided under our pension plan and supplemental retirement plan and severance benefits provided under the Termination Protection Agreements entered into with executives, as described at page 28 in this Proxy Statement. We have also implemented a Deferred Award Plan permitting deferrals of components of executive compensation in the form of deferred stock units, as described at page 26 in this Proxy Statement.

The Chief Executive Officer. The Committee followed the same criteria that were used in determining the compensation for the Company’s senior executives in determining the base salary, annual bonus, long-term incentive award and stock option grant to the CEO for 2001. The CEO’s base salary for 2001 was not increased over the corresponding figure for the preceding fiscal year. He did not receive an annual bonus for 2001. In addition, for 2002, the Committee decided not to increase the CEO’s base salary for a second consecutive year. We determined the CEO’s target annual bonus and target long-term incentive award opportunity established for fiscal 2001, and the level of his stock option grant, with a view to achieving a targeted total compensation in the 50th percentile of compensation of peer companies’ chief executive officers.

Deductibility of executive compensation. Section 162(m) of the Internal Revenue Code does not allow the Company to deduct certain forms of annual compensation in excess of $1 million to the most highly compensated executives unless the relevant compensation program is “performance-based” and certain material terms have been approved by the shareholders. In implementing all compensation policies of the Company, the Committee strives to preserve the tax deductibility of compensation paid, to the extent that this objective does not impair the operation or effectiveness of the Company’s compensation programs. However, the Committee and the Board of Director’s have maintained flexibility to enter into arrangements which may result in non-deductible compensation to the senior executives of the Company.

The undersigned, being all the members of the Compensation Committee, submit this report to the Company’s stockholders as of March 7, 2002.

Vincent Tese, Chairman
Wendell M. Smith
Harry Wallaesa

Executive compensation

Summary compensation table		Annual compensation

Name and principal position	Year	Salary(1)	Bonus(1)

Robert M. Johnson	2001	$550,000	$0
Chairman of the Board and	2000	$550,000	$361,500
Chief Executive Officer	1999	$500,000	$178,338

Carl J. Crosetto	2001	$424,038	$0
President	2000	$375,000	$206,400
	1999	$325,000	$195,006

Philip E. Kucera(6)	2001	$265,000	$0
Senior Vice President and	2000	$265,000	$129,033
General Counsel	1999	$250,000	$102,021

Duncan P. Varty(7)	2001	$265,000	$0
Senior Vice President and	2000	$255,962	$92,175
President, Bowne Financial	1999	$202,308	$85,074
Print

C. Cody Colquitt(8)	2001	$223,300	$0
Senior Vice President and	2000	$156,539	$41,265
Chief Financial Officer	1999	$134,135	$64,300

[Additional columns below]

[Continued from above table, first column(s) repeated]

Summary compensation table	Long-term compensation

	No. of shares	Deferred	Long-term
	underlying	stock	incentive	All other
Name and principal position	options(2)	awards(3)	payouts(4)	compensation(5)

Robert M. Johnson	167,000	$235,533	$0	$5,059
Chairman of the Board and	208,800	$76,996	$114,000	$58,010
Chief Executive Officer	120,000	$383,691	$100,000	$51,875

Carl J. Crosetto	106,500	$114,458	$0	$16,896
President	140,000	$26,374	$39,900	$32,146
	60,000	$229,652	$52,500	$36,428

Philip E. Kucera(6)	35,000	$53,520	$0	$12,096
Senior Vice President and	43,800	$47,873	$0	$19,213
General Counsel	25,000	$120,048	$0	$18,911

Duncan P. Varty(7)	35,000	$18,075	$0	$20,096
Senior Vice President and	43,800	$38,893	$0	$22,713
President, Bowne Financial	25,000	$98,276	$0	$18,371
Print

C. Cody Colquitt(8)	50,000	$42,638	$0	$33,296
Senior Vice President and	19,400	$18,882	$0	$44,689
Chief Financial Officer	10,000	$48,000	$0	$21,425

Notes:

(1) Salary and bonus. The individuals named in the table were the five most highly compensated executives of the Company in 2001. The column headed “Salary” shows annual base salaries, and the one headed “Bonus” shows cash payments under the Company’s annual bonus program related to performance in 2001. The Compensation Committee of the Board of Directors fixed the base salaries before the year began and awarded the bonuses after the year ended within ranges of bonus potential previously established. The Committee linked a substantial part of each bonus award to the Company’s financial performance for 2001 and the balance to the achievement of specific strategic objectives negotiated with each individual at the beginning of the year. For more information, see “Report on executive compensation by the Compensation Committee” at pages 18-21 in this booklet.

(2) Stock options. The Compensation Committee granted these options under qualified stock option plans approved by the Company’s stockholders which meet regulatory requirements.

(3) Deferred stock awards. The table shows the cash value of deferred stock units awarded to the named individuals during 2001 under the Company’s Long-Term Performance Plan and its Deferred Award Plan, described on pages 25-26. We calculated the cash value using either the average fair market value of the common stock for the last five days of 2001 or, in the case of imputed dividends payable on the stock, the market value on the relevant dividend payment date.

(4) Long-term incentive payouts. For details, see the table called “Long-term incentive plans — Awards in

last fiscal year” and the note to that table on pages                .

(5) All other compensation. This column includes payments under the following compensation plans:

•	Profit-Sharing Plan. This is a defined contribution plan for eligible employees which meets regulatory requirements. The Company makes a contribution to the account of an employee based on his or her annual compensation as defined in the plan. For the five executives named in the table, the Compensation Committee measures the profitability of all participating business units against a previously set target in order to determine the contribution to be made to each individual’s account. The contribution may not be greater than 10% of pre-tax income, before deducting the aggregate of all contributions under the plan, nor can it be greater than 15% of the individual’s overall compensation. Account balances under this plan are not taxable until the Company distributes benefits at retirement or when employment terminates.

•	Excess ERISA Plan. This is a supplemental arrangement which allows certain highly compensated executives to reduce the negative effect of limits imposed by the Employee Retirement Income Security Act of 1974 on the contributions under the Profit-Sharing Plan.

•	Employees’ Stock Purchase Plan. This defined contribution plan also meets regulatory requirements. Eligible employees who elect to participate may contribute up to $200 per month from their after-tax compensation. Subject to customary vesting rules, the Company then makes a matching contribution equal to one half of the employee’s contributions. The trustee of the plan uses the aggregate of all contributions to buy shares of the Company’s common stock on the open market, and reinvests cash dividends paid on those shares to buy additional shares. The Company’s matching contribution are not taxable until the employee withdraws his or her stock or terminates employment. None of the individuals named in the table are eligible to participate in the Company’s Global Employee Stock Purchase Plan.

(6) Mr. Kucera joined the Company in November 1998. His bonuses for 2000 and 1999 include installments of a signing bonus.

(7) Mr. Varty received a housing allowance stipend which is included in the All other compensation column.

(8) Mr. Colquitt received a loan upon relocation. The loan is forgiven over a five year period. The amount of the loan forgiven is shown in the All other compensation column.

	Number of shares
Option grants in	underlying	Percentage of total
last fiscal year	options	options granted	Exercise price		Grant date
Name	granted(1)	in the year	per share	Expiration date	present value(2)

Mr. Johnson	167,000	9.3%	$12.91	December 10, 2008	$596,190

Mr. Crosetto	106,500	5.9%	$12.91	December 10, 2008	$380,205

Mr. Kucera	35,000	1.9%	$12.91	December 10, 2008	$124,950

Mr. Varty	35,000	1.9%	$12.91	December 10, 2008	$124,950

Mr. Colquitt	50,000	2.8%	$12.91	December 10, 2008	$178,500

Notes:

(1) The Compensation Committee issued these incentive stock options under the Company’s 1999 Incentive Compensation Plan, a qualified plan approved by the stockholders, which meets regulatory requirements. The Committee normally makes option grants at the end of the fiscal year, when it evaluates the accomplishments of eligible employees. Each option permits the grantee to purchase shares of common stock at their fair market value on the date of the grant. The fair market value used is the mean of the highest and the lowest trading prices reported on the Exchange on that date.

The Committee determined the number of shares each grantee may buy by applying guidelines established in earlier years. For 2001, certain key employees of the Company, including the five executives named in the table, received options to buy the maximum number of shares permissible within those guidelines. The Committee considered this appropriate because many options granted in prior years were only exercisable at prices higher than the market value of the stock during most of 2001 and therefore may not provide the intended incentive.

The Committee set the vesting schedule and the other terms of the 2001 options on the grant date. A corporate officer may exercise 50% of the grant on the first anniversary of the grant and the balance on the second anniversary. Each option will expire on the seventh anniversary or earlier under certain circumstances. Options are not transferable, and the grantee may forfeit them by competing against the Company and in some other cases.

The Committee changed its practice under the 1999 Incentive Compensation Plan as well as the 2000 Stock Incentive Plan to provide that an employee who terminates employment due to death or permanent and total disability will immediately be 100% vested in the options. The changed practice also provides that the options awarded to employees who subsequently retire from the Company will continue to vest on the same schedule as contained in the option grant until all of the outstanding options are vested. The exercise period will be extended from 90 days to one year from the date of termination due to retirement, death, disability or date the options vest after retirement. The changed practice applies to the grants made in December 2001 and all future grants.

The Board or the Committee has discretion to accelerate the exercisability of any options. Exercisability accelerates automatically if there is a change of control of the Company. Examples of change of control include an acquisition of at least 15% of the outstanding stock, a successful tender offer by a party other than the Company itself, the election of at least a third of the Board whom the current Board did not nominate, and a merger, consolidation or liquidation of the Company or sale of all or substantially all its assets.

(2) We calculated present values using a discounted Black-Scholes option-pricing model. In addition to information presented in the table, the method we used relied on these assumptions:

•	The common stock has a volatility rate of approximately 44% based on a weighted average of monthly closing prices over the three-year period preceding the grant date.

•	The current risk-free rate of return on U.S. Treasury bills is approximately 3.4%

•	The annual dividend yield of the stock is 1.7%

We did not adjust the present values to reflect the non-transferability of options or the risk of forfeiture. The values which an optionee may actually realize from the exercise of these options may be substantially different from the values shown in the table. Future events and factors currently unknown will continue to influence the Company’s performance. Furthermore, stockholders and other investors should not view the values shown here as a forecast of the performance of the common stock or of future growth in its market price.

			Securities underlying
			unexercised options		Value of unexercised
			at year-end		in-the-money options
Aggregated option exercises	Shares				at year-end(3)
in last fiscal year and year-end	acquired
option values	on	Value
Name	exercise(1)	realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable

Mr. Johnson	0	$0	414,400	361,400	$622,178	$487,533

Mr. Crosetto	3,000	$21,931	207,750	216,500	$457,095	$318,798

Mr. Kucera	0	$0	56,900	76,900	$99,928	$102,203

Mr. Varty	0	$0	72,450	73,150	$121,389	$102,203

Mr. Colquitt	2,200	$8,440	23,000	67,200	$34,766	$47,104

Notes:

(1) Two of the executives named in this table exercised options during 2001.

(2) The table shows no value for options that were “under water” on the last trading day of 2001, which means that they were only exercisable on that date at prices higher than the market value of the common stock.

(3) The market value of the common stock was determined using the average of the high and low price per share on December 31, 2001, which was $12.98 per share.

Long term incentive plans — Awards in the last fiscal year	Deferred stock
Name	units awarded

Mr. Johnson	18,564
Mr. Crosetto	8,928
Mr. Kucera	4,268
Mr. Varty	1,442
Mr. Colquitt	3,297

Note:

Deferred stock units in this table represent the right to receive the same number of shares of common stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits him or her with the equivalent of any cash dividends paid on the common stock and converts that amount into additional units. These deferred stock units are comparable with those awarded under certain circumstances to the Company’s non-employee directors, as described on pages 9-10 of this booklet under the heading “Compensation of Directors.” The Compensation Committee awarded the deferred stock units shown in this table under two plans described below. The cash values of deferred stock units awarded to the five most highly compensated executives under these two plans also appear in the summary compensation table on page 22 as “Deferred stock awards,” and any amounts paid in cash under the same plans appear here as “Long-term incentive payouts.”

•	Long-Term Performance Plan. At the beginning of each year, the Committee sets aggressive goals under this plan to reward improvements in targeted measures of long-term performance. To the extent that the Company achieves these goals, each participating executive may elect to receive his or her individual award under the plan either in cash or in deferred stock units, but he or she must take deferred stock units for any additional award reflecting achievement in excess of the goals. The number of units in each award is 120% of the amount of the cash benefit subject to the deferral.

For 2001, the Committee based 60% of each award under this plan on efforts to reduce sales collection periods, and the balance on continuing to improve a three-year rolling average of free cash flow return on average invested capital. Because each of the Company’s business units met different levels for the goal for each of these two measures, the resulting long-term awards ranged from 26.9% to 140% of a previously set target.

•	Deferred Award Plan. This plan governs the deferral of other components of executive compensation, again in the form of deferred stock units. First, under the Company’s annual bonus plan, any amount earned in excess of the target bonus must be paid in the form of deferred stock units. Second, if the Internal Revenue Code forbids the Company to take a tax deduction for a particular cash bonus payment, deferral of that payment is mandatory. In both cases, the plan provides that the executive will receive deferred stock units equivalent in value to 120% of the portion of his or her bonus which is subject to deferral. Third, if a contribution the Company makes under the Profit-Sharing Plan for the benefit of a particular executive would exceed the limit imposed by the Employee Retirement Income Security Act, then the Company makes only the allowable contribution to the executive’s account and converts the balance into deferred stock units. In the latter case the Company’s Excess ERISA Plan described on page 23 provides for income taxes on the disallowed portion by awarding deferred stock units equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit.

In a case of financial hardship, the Compensation Committee has discretion to make an early distribution from an executive’s account. The distribution in an appropriate case will be the minimum number of shares of the common stock sufficient to cover the hardship. The Committee also has discretion to revoke any award made under these incentive plans if an executive competes against the Company or discloses confidential information.

Pension plans	Annual benefit at age 62 if average compensation is:
Name	$300,000	$500,000	$700,000	$900,000	$1,000,000

Mr. Johnson	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Crosetto	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Kucera	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Varty	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Colquitt	$150,000	$250,000	$350,000	$450,000	$500,000

Note:

Each individual named in the table participates in the Company’s Pension Plan along with many other employees of the Company. They also participate in a Supplemental Retirement Plan for certain key employees designated by the Board. Retirement benefits under the combination of these two plans, described below, do not appear in the summary compensation table on page 22.

•	Pension Plan. This is a defined benefit plan which meets regulatory requirements. A participant’s age, length of service and the average of his or her five highest years of cash compensation determine benefits under the plan. Cash compensation for this purpose is the sum of the salary and bonus shown in the summary compensation table. These benefits are payable as a life annuity upon normal retirement at age 65, or the actuarial equivalent of that annuity. A participant may elect a discounted benefit on early retirement after age 55, subject to customary vesting rules.

•	Supplemental Retirement Plan. This unfunded plan supplements the Company’s Pension Plan by providing an additional life annuity for each key employee chosen to participate. The annual benefit under this plan, when combined with the benefit under the Pension Plan, generally equals one-half of a participant’s average cash compensation for his or her 60 highest consecutive months during the final ten years of service.

•	Combined benefit. A participant will normally receive the full benefit under the combined plans if he or she retires at age 62 after at least five years of service, or at any age after 30 years of service. A participant who retires after age 55 with fewer than 30 years of service will receive a partial benefit representing a 5% reduction for each year between the early retirement date and age 62, prorated on a monthly basis. Mr. Crosetto will have had 30 years of service in January 2003 and will therefore be entitled to receive the maximum benefit under the combined plans at that time. Based on their anniversaries of hiring, the other individuals named in the table would receive approximately the following percentages of their full benefits if they retired after reaching age 55 and after completing at least five years of service: Mr. Johnson 70% today, Mr. Kucera 95% in 2003, and Mr. Varty 75% today, Mr. Colquitt 65% in 2016. Certain events producing a change of control of the Company may also make benefits available to the named executives prior to age 62.

Contractual arrangements with executives

The senior executives named in the summary compensation table on page 22 of this booklet and some other key employees of the Company have signed identical Termination Protection Agreements with the Company. These agreements will provide a benefit to the employee if the Company terminates his or her employment without cause and within 30 months after a change in control of the Company, as the agreements define those terms. The executive will receive the same benefit when a change of control is imminent if he or she chooses to resign due to a reduction in responsibilities or compensation, or if an outside party acquiring control asks the Company to terminate the employee. The benefit in those cases will normally be twice the sum of the employee’s base salary and latest target bonus under the annual bonus program.

In January 1996, the Company signed a separate agreement with Mr. Johnson and amended it by mutual agreement in September 1998. The agreement would apply if the Company terminates him without cause or if he resigns with good cause. In addition to retirement benefits available to other senior executives of the Company, Mr. Johnson would receive a lump sum payment equal to the bonus he received for his last fiscal year before the termination. For 18 months after the termination, he would also continue to receive payments equal to his base salary in effect at the time of termination.

Other Information

Proposals and nominations by stockholders. Any stockholder may ask the Company to consider including a proposal in our proxy statement for the Annual Meeting in the year 2003. The proposal may be the nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper, under Delaware law. The Company will consider these proposals for inclusion in the Company’s proxy materials for the Annual Meeting in the year 2003 only if they reach our executive offices by December 10, 2002.

A stockholder’s proposal must be in writing and must identify the proposer. In accordance with the Company’s By-laws, a stockholder proposal must be received by the Company not earlier than 90 days nor later than sixty 60 days in advance of the anniversary of the Company’s previous annual meeting. If the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of the Company’s previous annual meeting, stockholder proposals must be received no later than the close of business on the later of (i) the sixtieth day prior to such annual meeting and (ii) the tenth day following the date on which public announcement of the date of such meeting is first made. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

All proposals and nominations should be addressed to our executive offices at 345 Hudson Street, marked to the attention of Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at the 2002 Annual Meeting.

About Form 10-K. The Company files an annual report on Form 10-K every year with the Securities and Exchange Commission. By regular mail we have sent each stockholder a copy of that report for the fiscal year ended December 31, 2001. Others may request a copy of the latest Form 10-K by writing to Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, NY 10014; or by e-mail to scott.spitzer@bowne.com.

Directions to The Grolier Club

•	By subway, take the 4, 5, 6, N or R Train to Lexington Avenue & 59th Street. This station is both a local and an express stop. There is also a subway station at Fifth Avenue and 59th Street on the N and R lines.

•	By bus, take the M1, M2, M3 or M4 uptown on Madison Avenue or one of the same buses downtown on Fifth Avenue.

•	For cars, there are many parking facilities throughout the neighborhood, including Stoppers Parking Corp. at 136 East 60th Street near Lexington Avenue, between Park and Lexington Avenues.

BOWNE
EMPOWERING YOUR INFORMATION.℠

BOWNE & CO., INC.
345 HUDSON STREET, NEW YORK, NY 10014
(212) 924-5500
www.bowne.com

To Vote by TELEPHONE 1-866-874-4877	To Vote by INTERNET https://www.proxyvotenow.com/bne	To Vote by MAIL

• Use any touch tone telephone in the United States. • Have your Proxy Form in hand. • Enter the Control Number located in the box below. • Follow the simple recorded instructions	OR	• Go to the website address listed above. • Have your Proxy Form in hand. • Enter the Control Number located in the box below. • Follow the simple instructions.	OR	• Mark, sign and date your Proxy Card. • Detach card from Proxy Form. • Return the card in the postage- paid envelope provided.

     Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy. If you are outside of the United States, please vote by the Internet or mail back your Proxy Card promptly.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
Bowne’s Proxy Statement and Annual Report are available on Bowne’s website at: www.bowne.com

1-866-874-4877
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Votes must be indicated (x) in Black or Blue ink.

1.	Election of Class III Director Nominees: 01-R.M. Johnson; 02-H.M. Schwarz; 03-W.M. Smith

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

The Company representatives are also authorized to vote in accordance with their discretion on any other business that may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)	If you consent to receiving Annual Reports and Proxy Statements by Internet in the future, please mark here:
*Exceptions	If you have noted an address change or comments on either side of this card, please mark here:

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Date	Share Owner sign here	Co-Owner sign here

BOWNE & CO., INC.

Annual Meeting of Stockholders
Thursday, May 30, 2002

YOUR VOTING INSTRUCTIONS CARD IS ATTACHED BELOW.

You may vote by Internet, by telephone (United States only) or by conventional mail.

Please read the other side of this card carefully for instructions.

However you decide to vote, your representation

at the Annual Meeting of Stockholders is important to Bowne.

VOTING INSTRUCTIONS (Proxy)

Your vote is solicited on behalf of the Board of Directors.

     Revoking any prior appointment, the person signing this card appoints Robert M. Johnson and Scott L. Spitzer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at The Grolier Club, 47 East 60th Street, New York, New York, on Thursday, May 30, 2002, beginning at 10:00 A.M. (local time), and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present. In the case of shares owned beneficially through the Bowne Employees’ Stock Purchase Plan or Global Employee Stock Purchase Plan, the participant signing this card instructs the plan trustees and their proxies to vote with respect to the number of shares held for his or her account.

     The shares covered by these instructions, when properly executed, will be voted in accordance with recommendations by the Board of Directors and with the discretion of the named proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side.

     The person signing acknowledges receipt of a copy of the proxy statement which was mailed to all stockholders of record beginning on or about April 12, 2002, relating to the Annual Meeting.

(Continued, and to be dated and signed, on the other side)	BOWNE & CO., INC. P.O.Box 11191 New York, N.Y. 10203-0191